Exhibit 8.1

Principal Subsidiaries of Jianpu Technology Inc.

Subsidiaries:

Jianpu (Hong Kong) Limited, a Hong Kong company

Beijing Rongqiniu Information Technology Co., Ltd., a PRC company

Databook Tech Ltd., a Cayman Islands company

Databook (HK) Limited, a Hong Kong company

Hangzhou Magnet Technology Co., Ltd., a PRC company

Beijing Rongsanliuling Information Technology Co., Ltd. a PRC company

CC Information Limited, a Hong Kong company

Variable Interest Entities:

Beijing Rongdiandian Information Technology Co., Ltd., a PRC company

Hangzhou Haishi Smart Technology Co., Ltd., a PRC company

Beijing Kartner Information Technology Co., Ltd., a PRC company

Beijing Guangkezhixun Information Technology Co., Ltd., a PRC company

Beijing Tianyi Chuangshi Technology Co., Ltd., a PRC company

Subsidiary of Variable Interest Entity:

Shanghai Anguo Insurance Brokerage Co., Ltd., a PRC company